UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2013

POINT CAPITAL, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-167386	90-0554260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Grand Avenue, Building 5, Englewood, New Jersey	07631
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 408-5126

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On April 24, 2013, Point Capital, Inc. (the “Company”) executed and delivered a Stock Purchase Agreement with Alpha Capital Anstalt (the “Purchaser”) to purchase 4,000 shares of Series A Convertible Preferred Stock (the “Preferred Stock”) at a purchase price of $100.00 per share, or $400,000. In connection with the purchase of the Preferred Stock, the Company agreed not to enter into or exercise any equity line of credit or similar agreement, issue or agree to issue any floating or variable priced equity linked instruments or any equity with price reset rights. The Company also agreed, subject to certain exceptions, not to issue any equity, convertible debt or other securities convertible into common stock or equity of the Company without the prior written consent of the Purchaser.

Each share of Preferred Stock is convertible by the holder at any time into 500 shares of common stock, as adjusted. The Certificate of Designation of the Preferred Stock provides for full ratchet anti-dilution provisions, other than with respect to certain securities issuances. In addition, if the Company issues equity or options, warrants or other convertible securities to the common stockholders, the holder of the Preferred Stock shall be entitled to receive such securities pro rata as if the Preferred Stock was convertible. The holders of the Preferred Stock vote with the holders of the common stock on an as converted basis. If the holder of the Preferred Stock shall be entitled under the Investment Company Act of 1940 to elect a majority of the Board of Directors of the Company, the number of directors constituting the board of directors shall automatically be increased by the smallest number so that, when added to the two directors elected exclusively by the holders of the Preferred Stock, such number would constitute a majority of the board. In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of Preferred Stock shall have preference to any distribution of the assets of the Company to the holders of common stock of the Company.

The Company has the right to force conversion of all or a part of the issued and outstanding shares of Preferred Stock (i) if there is an effective registration statement which includes the resale of the common stock underlying the Preferred Stock, or such stock is freely resellable under Rule 144; (ii) the volume weighted average price exceeds $0.40 per share; and (iii) the average daily volume of the common stock exceeds $25,000. The Company also has the right under certain conditions to redeem all or some of the outstanding shares of Preferred Stock for $100 per share.

If the Company elects to be a business development company under the Investment Company Act of 1940 and its asset coverage is less than 200% as of the end of each quarter, the Company shall redeem a sufficient number of shares of Preferred Stock to enable it to meet said requirements. The mandatory redemption price is the liquidation preference of the Preferred Stock which is $100 per share, plus any unpaid dividends.

The Purchaser agreed to restrict its ability to convert the Preferred Stock and receive shares of the Company if the number of shares of common stock beneficially held by the Purchaser and its affiliates in the aggregate after such conversion exceeds 9.99% of the then outstanding shares of common stock.

For all the terms and provisions of the Purchase Agreement between the Company and the Purchaser and the Certificate of Designation of the Preferred Stock, reference is hereby to such Purchase Agreement and the Certificate of Designation which are annexed hereto as Exhibits 10.2 and 4.2, respectively. All statements made herein concerning the foregoing are qualified in their entirety by reference to said exhibits.

Section 3 - Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

On April 24, 2013, the Company issued 4,000 shares of Series A Convertible Preferred Stock at a purchase price of $100 per share, or $400,000, to the Purchaser. The Company offered its Preferred Stock pursuant to Section 4(2) of the Securities Act of 1933. The subscription for the shares of Preferred Stock was evidenced by a purchase agreement, in which the Purchaser represented to the Company that the Purchaser was an accredited investor (as such term is defined under Rule 501 of Regulation D), and the transaction did not involve any form of general solicitation or advertising.

2

Section 5 - Corporate Governance and Management

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 5.03.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

4.2	Certificate of Designation of the Series A Convertible Preferred Stock.

10.2	Stock Purchase Agreement dated April 24, 2013 between Point Capital, Inc. and Alpha Capital Anstalt

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2013

POINT CAPITAL, INC.

By:	/s/ Richard A. Brand
Name:	Richard A. Brand
Title:	Chief Executive Officer

4